                                                                      Exhibit 11


                        Dobson Communications Corporation
                            Earnings per Common Share


                                                                      Years ended December 31,
                                                         (Dollars in thousands, except per share amounts)
                                                         ------------------------------------------------
                                                               1998             1997              1996
                                                         ---------------  ---------------    ------------
Income (loss) before extraordinary items                    $ (50,395)       $(15,384)         $   (893)
Extraordinary item                                             (2,166)         (1,350)             (527)
Dividends on preferred stock                                  (23,955)         (2,603)             (849)
                                                         ---------------  ---------------    ------------
                                                         ---------------  ---------------    ------------
Net income (loss) applicable to common stockholders         $ (76,516)       $(19,337)         $ (2,269)
                                                         ---------------  ---------------    ------------
                                                         ---------------  ---------------    ------------

Basic net income (loss) applicable to common shareholders per common share:

Weighted average common shares outstanding                    473,564         473,152           473,152
                                                         ---------------  ---------------    ------------
                                                         ---------------  ---------------    ------------

Income (loss) before extraordinary items                    $ (106.42)       $ (32.52)         $  (1.89)
Extraordinary item                                              (4.57)          (2.85)            (1.12)
Dividends on preferred stock                                   (50.58)          (5.50)            (1.79)
                                                         ---------------  ---------------    ------------
                                                         ---------------  ---------------    ------------
Net income (loss) applicable to common stockholders
  per common share                                          $ (161.57)       $ (40.87)         $  (4.80)
                                                         ---------------  ---------------    ------------
                                                         ---------------  ---------------    ------------

Diluted net loss per share has been omitted because the impact of stock options and convertible preferred stock on the Company's net income (loss) per share is anti-dilutive.